Exhibit 99.2

Hyatt Hotels Corporation

Reconciliation of Non-GAAP Financial Measures: Outlook: Net Income to Adjusted EBITDA; G&A Expenses to Adjusted G&A Expenses; and Net cash provided by operating activities to Free Cash Flow

No additional disposition or acquisition activity beyond what has been completed as of the date of this Form 8-K has been included in the 2024 Outlook. The Company’s 2024 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$1,425	$1,495
Interest expense	175	175
Provision for income taxes	284	314
Depreciation and amortization	332	332
Contra revenue	56	56
Reimbursed costs, net of revenues for reimbursed costs	108	98
Transaction and integration costs	26	21
Equity (earnings) losses from unconsolidated hospitality ventures	(41)	(61)
Stock-based compensation expense	73	73
(Gains) losses on sales of real estate and other	(1,263)	(1,283)
Asset impairments	17	17
Other (income) loss, net	(157)	(167)
Pro rata share of unconsolidated owned and leased hospitality ventures’ Adjusted EBITDA	65	70

Adjusted EBITDA	$1,100	$1,140

	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
G&A expenses	$495	$505
Less: Rabbi trust impact[1]	—	—
Less: Stock-based compensation expense	(70)	(70)

Adjusted G&A Expenses	$425	$435

[1]	Impact of rabbi trust is not forecasted for the year ended December 31, 2024 as performance of underlying invested assets is not estimable.

	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
Net cash provided by operating activities	$560	$610
Capital expenditures	(170)	(170)

Free Cash Flow	$390	$440

Definitions

Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA, as we define it, is a measure that is not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures’ Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:

•	interest expense;

•	benefit (provision) for income taxes;

•	depreciation and amortization;

•	amortization of management and hotel services agreement and franchise agreement assets and performance cure payments, which constitute payments to customers (“Contra revenue”);

•	revenues for reimbursed costs;

•	reimbursed costs that we intend to recover over the long term;

•	transaction and integration costs;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate and other;

•	asset impairments; and

•	other income (loss), net.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to overhead Adjusted EBITDA.

Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.

Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for reimbursed costs and reimbursed costs which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes reimbursed costs related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations and may vary in frequency or magnitude, such as transaction and integration costs, asset impairments, unrealized and realized gains and losses on marketable securities, and gains and losses on sales of real estate and other.

Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.

Adjusted General and Administrative (“G&A”) Expenses

Adjusted G&A Expenses, as we define it, is a non-GAAP measure. Adjusted G&A Expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted G&A Expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Asset-Light Earnings Mix

Asset-Light Earnings Mix is calculated as Adjusted EBITDA from the management and franchising segment and distribution segment divided by Adjusted EBITDA, excluding overhead and eliminations. Our management uses this calculation to assess the composition of the Company’s earnings.

Average Daily Rate (“ADR”)

ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.

Comparable system-wide and Comparable owned and leased

“Comparable system-wide” represents all properties we manage, franchise, or provide services to, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared. Comparable system-wide also excludes properties for which comparable results are not available. We may use variations of comparable system-wide to specifically refer to comparable system-wide hotels, including our wellness resorts, or our all-inclusive resorts, for those properties that we manage, franchise, or provide services to within the management and franchising segment. “Comparable owned and leased” represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared. Comparable owned and leased also excludes properties for which comparable results are not available. We may use variations of comparable owned and leased to specifically refer to comparable owned and leased hotels, including our wellness resorts, or our all-inclusive resorts, for those properties that we own or lease within the owned and leased segment. Comparable system-wide and comparable owned and leased are commonly used as a basis of measurement in our industry. “Non-comparable system-wide” or “non-comparable owned and leased” represent all properties that do not meet the respective definition of “comparable” as defined above.

Constant Dollar Currency

We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant Dollar Currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate Constant Dollar Currency by restating prior-period local currency financial results at the current period’s exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Free Cash Flow

Free Cash Flow represents net cash provided by operating activities less capital expenditures. We believe Free Cash Flow to be a useful liquidity measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free Cash Flow is not necessarily a representation of how we will use excess cash. Free Cash Flow is not a substitute for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Free Cash Flow and management compensates for these limitations by referencing our GAAP results and using Free Cash Flow supplementally.

Occupancy

Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel’s available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

RevPAR

RevPAR is the product of the ADR and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.

RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.